EXHIBIT 21.1

             List of Subsidiaries of Keryx Biopharmaceuticals, Inc.

Keryx Securities Corp. (Massachusetts)

Keryx Biomedical Technologies Ltd. (Israel)

Keryx (Israel) Ltd. (Israel)